REVISED EXHIBIT A

To the Amended Expense Limitation Agreement Dated May 1, 2007, between Allianz Variable Insurance Products Trust and Allianz Investment Management LLC (formerly Allianz Life Advisers, LLC).

Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2023. The Operating Expense Limit for each Fund is as follows:

Name of Fund	Expense Limitation
AZL DFA 5-Year Global Fixed Income Fund	0.95%
AZL DFA International Core Equity Fund	1.39%
AZL DFA U.S. Core Equity Fund	1.20%
AZL DFA U.S. Small Cap Fund	1.35%
AZL Enhanced Bond Index Fund	0.70%
AZL Fidelity Institutional Asset Mgmt. Multi-Strategy Fund
Class 1 shares	0.46%
Class 2 shares	0.71%
AZL Fidelity Institutional Asset Mgmt. Total Bond Fund
Class 1 shares	0.70%
Class 2 shares	0.95%
AZL Gateway Fund	1.25%
AZL Government Money Market Fund	0.87%
AZL International Index Fund
Class 1 shares	0.52%
Class 2 shares	0.77%
AZL MetWest Total Return Bond Fund	0.91%
AZL Mid Cap Index Fund
Class 1 shares	0.46%
Class 2 shares	0.71%

Name of Fund	Expense Limitation
AZL Moderate Index Strategy Fund	0.20%
AZL MSCI Emerging Markets Equity Index Fund
Class 1 shares	0.85%
Class 2 shares	1.10%
AZL MSCI Global Equity Index Fund
Class 1 shares	0.55%
Class 2 shares	0.80%
AZL Russell 1000 Growth Index Fund
Class 1 shares	0.59%
Class 2 shares	0.84%
AZL Russell 1000 Value Index Fund
Class 1 shares	0.59%
Class 2 shares	0.84%
AZL S&P 500 Index Fund
Class 1 shares	0.46%
Class 2 shares	0.71%
AZL Small Cap Stock Index Fund
Class 1 shares	0.46%
Class 2 shares	0.71%
AZL T. Rowe Price Capital Appreciation Fund	1.20%

Acknowledged:

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

By: /s/ Mike Tanski
Name: Mike Tanski
Title: VP, Operations

ALLIANZ INVESTMENT MANAGEMENT LLC

By: /s/ Brian Muench
Name: Brian Muench
Title: President

Updated: 10/1/2021